Ohr Pharmaceutical, Inc. S-4/A

Exhibit 8.2

April 16, 2019

NeuBase Therapeutics, Inc.

213 Smithfield Street

Pittsburgh, Pennsylvania 15222

Re:	Proxy Statement

Ladies and Gentlemen:

We have acted as special counsel to NeuBase Therapeutics, Inc., a Delaware corporation (“NeuBase”), in connection with the proposed merger (the “Merger”) of Ohr Acquisition Corp., a Delaware corporation (“Merger Sub”) and wholly-owned subsidiary of Ohr Pharmaceutical, Inc., a Delaware corporation (“Ohr”), with and into NeuBase, with NeuBase surviving as a wholly-owned subsidiary of Ohr, in accordance with the applicable provisions of the General Corporation Law of the State of Delaware and pursuant to the Agreement and Plan of Merger and Reorganization dated as of January 2, 2019 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement. At your request, and in connection with the filing of the Form S-4 initially filed by Ohr with the Securities and Exchange Commission on March 8, 2019, including the joint proxy statement/prospectus forming a part thereof (as amended through the date hereof, the “Proxy Statement”), we are rendering our opinion concerning certain United States federal income tax matters.

In rendering our opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, representations, covenants and agreements contained in the Agreement, the Proxy Statement and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon the accuracy and completeness of certain statements, representations, covenants and agreements made by Ohr and NeuBase, including factual statements and representations set forth in officers’ certificates dated the date hereof from officers of Ohr and NeuBase (the “Representation Letters”). For purposes of rendering our opinion, we have assumed that: (i) the Merger will be consummated in accordance with the provisions of the Agreement and as described in the Proxy Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party to the Agreement), (ii) the statements concerning the Merger contemplated by the Agreement and the parties referred to in the Agreement, the Proxy Statement and the Representation Letters are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant), (iii) any statements made in the Agreement, the Proxy Statement or the Representation Letters regarding the “belief” of any person are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant) in each case as if made without such qualification, and (iv) the parties to the Agreement have complied with, and, if applicable, will continue to comply with, their respective covenants and agreements contained in the Agreement. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to in this paragraph.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, Internal Revenue Service pronouncements and judicial decisions, all as in effect on the date hereof. These authorities are subject to change and any such change may be applied retroactively, and we can provide no assurance as to the effect that any change may have on the opinion that we have expressed below.

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable United States federal income tax law, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, subject to the limitations, qualifications, exceptions and assumptions set forth therein, the discussion in the section of the Proxy Statement entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER,” constitutes our opinion under current law of the material United States federal income tax consequences of the Merger in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Proxy Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ PAUL HASTINGS LLP